Exhibit 5.1



September 2, 1997


AMETEK, Inc.
Station Square
Paoli, Pennsylvania  19301

Re:      AMETEK, Inc.

Gentlemen:

We have acted as counsel to you (the "Corporation") in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed issuance of up to 3,800,000 shares (the "Original Shares") of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"), which may be issued pursuant to the 1997 Stock Incentive Plan of the Corporation (the "Plan") and such additional shares (the "Additional Shares") as may be issued pursuant to the antiduilution provisions of the Plan. The Original Shares and the Additional Shares are hereinafter referred to together as the "Shares". This opinion letter is Exhibit 5.1 to the Registration Statement.

We have examined copies of the Certificate of Incorporation and the Bylaws of the Corporation, each as amended to date, the Registration Statement (including the exhibits thereto), the Plan, the minutes of various meetings of the Board of Directors of the Corporation, and the originals, copies or certified copies of all such records of the Corporation, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the geniuneness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Corporation and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that all of the Shares have been duly authorized and, when issued under the circumstances contemplated in the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP

STROOCK & STROOCK & LAVAN LLP